NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 6, 2026—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2026.

Total revenue for the fourth quarter of fiscal 2026 increased 5% to $7.65 million from $7.27 million for the prior-year quarter. The increase was due to a 6% increase in product sales, partially offset by a 19% decrease in contract research and development revenue. Net income for the fourth quarter of fiscal 2026 increased 27% to $4.93 million, or $1.02 per diluted share, compared to $3.89 million, or $0.80 per share, for the prior-year quarter.

For fiscal 2026, total revenue increased 1.8% to $26.3 million, compared to $25.9 million in the prior year. The increase was due to a 2.4% increase in product sales, partially offset by an 11% decrease in contract research and development revenue. Net income for fiscal 2026 increased 1% to $15.2 million, or $3.14 per diluted share, from $15.1 million, or $3.11 per share, for fiscal 2025.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 29, 2026 to shareholders of record as of May 18, 2026.

“We’re pleased to report strong revenue and earnings growth for the second consecutive quarter,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2026 AND 2025
	Quarter Ended March 31,
	2026	2025
Revenue
Product sales	$7,395,903	$6,951,322
Contract research and development	258,903	318,393
Total revenue, net	7,654,806	7,269,715
Cost of sales	1,705,758	1,515,410
Gross profit	5,949,048	5,754,305
Expenses
Research and development	771,197	1,039,711
Selling, general, and administrative	443,095	465,818
Total expenses	1,214,292	1,505,529
Income from operations	4,734,756	4,248,776
Interest income	447,433	476,650
Other income	-	313
Income before taxes	5,182,189	4,725,739
Provision for income taxes	254,292	833,365
Net income	$4,927,897	$3,892,374
Net income per share – basic	$1.02	$0.80
Net income per share – diluted	$1.02	$0.80
Weighted average shares outstanding
Basic	4,837,166	4,837,166
Diluted	4,839,328	4,839,194

	Year Ended March 31,
	2026	2025
Revenue
Product sales	$25,221,918	$24,632,102
Contract research and development	1,109,300	1,242,592
Total revenue, net	26,331,218	25,874,694
Cost of sales	5,599,454	4,235,780
Gross profit	20,731,764	21,638,914
Expenses
Research and development	3,160,483	3,635,519
Selling, general, and administrative	1,650,790	2,009,246
Total expenses	4,811,273	5,644,765
Income from operations	15,920,491	15,994,149
Interest income	1,891,925	1,909,218
Other income	3,905	135,370
Income before taxes	17,816,321	18,038,737
Provision for income taxes	2,617,126	2,974,221
Net income	$15,199,195	$15,064,516
Net income per share – basic	$3.14	$3.12
Net income per share – diluted	$3.14	$3.11
Weighted average shares outstanding
Basic	4,837,166	4,835,069
Diluted	4,839,169	4,839,154

NVE CORPORATION BALANCE SHEETS MARCH 31, 2026 AND 2025

	March 31, 2026	March 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,714,040	$8,036,564
Marketable securities, short-term (amortized cost of $18,118,460 as of March 31, 2026, and $13,730,266 as of March 31, 2025)	18,125,060	13,691,593
Accounts receivable, net of allowance for credit losses of $15,000	3,408,941	3,589,268
Inventories, net	7,082,821	7,449,083
Prepaid expenses and other assets	1,860,415	433,414
Total current assets	32,191,277	33,199,922
Fixed assets
Machinery and equipment	13,843,799	11,758,205
Leasehold improvements	2,059,853	1,956,309
	15,903,652	13,714,514
Less accumulated depreciation	12,187,643	11,727,615
Net fixed assets	3,716,009	1,986,899
Deferred tax assets	-	1,867,069
Marketable securities, long-term (amortized cost of $23,726,027 as of March 31, 2026, and $26,353,692 as of March 31, 2025)	23,678,452	26,304,623
Right-of-use asset – operating lease	793,794	917,349
Total assets	$60,379,532	$64,275,862

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$278,599	$214,691
Accrued payroll and other	697,611	871,169
Operating lease	165,116	83,010
Total current liabilities	1,141,326	1,168,870
Deferred tax liabilities	248,284	-
Long-term operating lease liability	740,423	838,221
Total liabilities	2,130,033	2,007,091

Shareholders’ equity
Common stock	48,372	48,372
Additional paid-in capital	19,914,769	19,821,106
Accumulated other comprehensive loss	(32,010)	(68,544)
Retained earnings	38,318,368	42,467,837
Total shareholders’ equity	58,249,499	62,268,771
Total liabilities and shareholders’ equity	$60,379,532	$64,275,862